Exhibit 99.1

FINAL: FOR RELEASE

NEW YORK & COMPANY, INC. ANNOUNCES 2017 4th QUARTER AND FULL YEAR RESULTS

~ Reports a Comparable Store Sales Increase of 3.0% ~

~ 4th Quarter GAAP Operating Income of $5.0 Million, Exceeds High End of Guidance Range ~

~ Reports Full Year EBITDA of $29.7 Million Increasing $21.1 Million from Last Year ~

~ Reports Cash of $90.9 Million or $1.41 Per Share ~

~ Expects Adjusted EBITDA of $15 Million to $17 Million in Spring Season ~

New York, New York — March 22, 2018 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 432 retail stores, today announced results for the fourth quarter and fiscal year ended February 3, 2018.

Gregory Scott, New York & Company’s CEO stated: “We are pleased to report fourth quarter results that included increased comparable sales and better-than-expected operating income, capping off a strong finish to a year in which we made significant progress toward our long-term goals, particularly evolving to a lifestyle brand, becoming a digitally dominant retailer and delivering improved profitability. The fourth quarter was highlighted by a 3.0% increase in comparable sales, with positive traffic, expansion in gross margin and leverage in expenses. Combined, this led to GAAP operating profit of $5.0 million, representing growth of $14.2 million, as compared to the GAAP operating loss from the fourth quarter last year. The ongoing benefits from our prior Project Excellence initiatives, along with several new initiatives including the integration of our Outlet and core New York & Company businesses in the third quarter, added to our profitability. For the full year 2017 we were pleased to generate almost $30 million of EBITDA which is up more than $21 million to last year.”

“We are also pleased to begin fiscal 2018, with positive momentum as we continue to see improved traffic across all three channels of our business,” Mr. Scott continued. “Our New York and Company brand is performing well, as we continue to bring great style and value to consumers through our successful celebrity collaborations and our exclusive sub-brands, all through a seamless omni-channel experience. We also expect to benefit from another year of savings from Project Excellence work as well as new benefits from a recent streamlining of our corporate support functions. The combined effect of the Outlet integration in the third quarter and the corporate office rationalization in early February will reduce annualized payroll related costs by approximately $7 million. Finally, we look forward to integrating our newest brand, Fashion to Figure, into the New York & Company portfolio, and we believe this will allow us to capitalize on the plus-size market.  I want to thank all of our associates for their contributions that led to our strong fiscal year in 2017 and remain optimistic about our business prospects as we begin fiscal 2018, which is reflected in our guidance.”

Fourth Quarter Fiscal Year 2017 Results (14-weeks ended February 3, 2018 compared to the 13-weeks ended January 28, 2017):

•                  Net sales were $278.7 million, which included $7.1 million of royalty and related revenue from the private label credit card agreement, as compared to $266.3 million in the prior year, which included $5.4 million of royalty and related revenue from the private label credit card agreement.

The Company noted that fiscal year 2017 included 53 weeks while fiscal year 2016 included 52 weeks, with the additional week occurring in the fourth quarter.

•                  Comparable store sales increased 3.0% largely driven by a double-digit percentage increase in the Company’s eCommerce business, combined with increased royalty and related revenue from the private label credit card agreement. All quarterly comparable store sales figures are based on a 13-week comparable time period.

•                  Gross profit as a percentage of net sales increased 210 basis points to 29.5% versus the fiscal year 2016 fourth quarter gross profit percentage of 27.4%, reflecting the highest gross margin rate achieved in the fourth quarter since 2006. The increase during the quarter reflects a 160 basis point improvement in the leverage of buying and occupancy costs and a 50 basis point increase in merchandise margin.

During the quarter, the Company continued to aggressively reduce expenses which led to a $1.8 million decrease in buying and occupancy costs, resulting primarily from rent reductions which contributed to the 160 basis point improvement in the leverage of these expenses, as compared to the prior year period.

The 50 basis point increase in merchandise margin was primarily driven by reduced product costs, combined with a $1.7 million increase in royalties under the private label credit card agreement, partially offset by a $2.7 million increase in shipping costs resulting from significant growth in the eCommerce business.

•                  On a GAAP basis, selling, general and administrative expenses were well below our guidance at $77.2 million, or 27.7% of net sales, as compared to $82.3 million, or 30.9% of net sales in the prior year period. The current year period includes expenses associated with the 53rd week, as well as $0.3 million of various non-operating charges. The prior year period does not include expenses associated with the 53rd week, but does include a $6.2 million legal reserve that the Company established relating to an ongoing trademark infringement case where the Company received an unfavorable judgment. On a non-GAAP basis, selling, general and administrative expenses were $77.0 million, or 27.6% of net sales inclusive of the extra week of sales and expenses, or 14-week period, as compared to non-GAAP selling, general and administrative expenses of $76.1 million, or 28.6% of net sales in the prior year, which represented a 13-week period.

•                  GAAP operating income improved significantly to income of $5.0 million, which included non-operating charges of $0.3 million. Excluding the $0.3 million of non-operating charges, adjusted non-GAAP operating income was $5.3 million, compared to the prior year’s non-GAAP operating loss of $3.0 million, which excluded $6.2 million of non-operating charges. Operating income on a GAAP basis exceeded the high-end of the Company’s increased guidance provided on January 8, 2018.

•                  GAAP net income for the fourth quarter of fiscal year 2017 was $4.7 million, or earnings of $0.07 per diluted share, as compared to the prior year’s GAAP net loss of $10.0 million, or a loss of $0.16 per diluted share. On a non-GAAP basis, the Company’s fourth quarter 2017 adjusted net income was $5.0 million, or earnings of $0.08 per diluted share. This compares to prior year’s fourth quarter, non-GAAP adjusted net loss of $3.8 million, or a loss of $0.06 per diluted share.

Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” in Exhibit 5 of this press release, which delineates the non-operating charges for the three months ended February 3, 2018 and January 28, 2017. GAAP is defined as Generally Accepted Accounting Principles in the United States.

Full Fiscal Year 2017 Results (53-weeks ended February 3, 2018 compared to the 52-weeks ended January 28, 2017):

•                  Net sales were $926.9 million for fiscal year 2017, as compared to $929.1 million for fiscal year 2016. Comparable store sales increased 1.0%, as compared to a decrease of 0.7% in the prior fiscal year. All full fiscal year comparable store results are based on a 52-week comparable time period.

•                  GAAP operating income was $6.9 million. On a non-GAAP basis, adjusted operating income was $7.7 million. This compares to a GAAP operating loss of $15.4 million and a non-GAAP, adjusted operating loss of $9.7 million for fiscal year 2016.

•                  EBITDA was $29.7 million for the full fiscal year. This compares to $8.6 million for fiscal year 2016 representing an improvement of $21.1 million. On an adjusted basis, excluding the impact of non-operating charges of $0.8 million in fiscal year 2017 and $5.7 million in fiscal year 2016, adjusted EBITDA was $30.5 million in fiscal year 2017, as compared to $14.4 million in fiscal year 2016.

•                  Net income was $5.7 million, or earnings of $0.09 per diluted share. On a non-GAAP basis, adjusted net income was $6.4 million, or earnings of $0.10 per diluted share. This compares to the prior fiscal year net loss of $17.3 million, or a loss of $0.27 per diluted share. On a non-GAAP basis, prior fiscal year adjusted net loss was $11.6 million, or a loss of $0.18 per diluted share.

Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” in Exhibit 6 of this press release, which delineates the non-operating charges for the twelve months ended February 3, 2018 and January 28, 2017.

Other Financial and Operational Highlights

•                  Total year-end inventory increased 8.3% and on-hand inventory was down slightly, as compared to the end of fiscal year 2016. The increase in total inventory reflects higher levels of inventory in-transit due to timing differences relating to the shift in calendar for the 53rd week and the shift in the respective timing of Chinese New Year earlier in the first quarter.

•                  Capital spending for fiscal year 2017 was $12.5 million, as compared to $18.3 million in fiscal year 2016, primarily reflecting continued spending on the Company’s information technology infrastructure.

•                  The Company closed 21 New York & Company stores and 6 Outlet stores during the fourth quarter. For the full year the Company closed 38 New York and Company stores, 7 outlet stores, and opened 8 New York & Company stores and 3 Outlet stores, ending the full fiscal year with 432 stores, including 119 Outlet stores and 2.2 million selling square feet in operation.

•                  The Company ended the year with $90.9 million of cash on-hand and no outstanding borrowings under its revolving credit facility.

Fashion to Figure Intellectual Property and Certain Assets Acquired:

On February 2, 2018, the Company acquired certain assets of Fashion to Figure, a U.S. based retailer of trendy plus-size fashions, including intellectual property rights related to the Fashion to Figure® brand, for a total cash purchase price of $2.4 million including fees and expenses which was funded with cash on hand.

The assets were acquired by TFT Acquisition LLC, as the successful bidder at an auction run by Fashion to Figure, as part of its ongoing reorganization under Chapter 11 of the U.S. Bankruptcy Code and were subsequently acquired by the Company. The asset purchase agreement covers all intellectual property, including trademarks, tradenames, an extensive customer database, and all in-store assets, with the exception of inventory. All lease obligations remained with the seller; however, the Company negotiated satisfactory new lease agreements to enable the Company to relaunch 8 key Fashion to Figure locations. The Company relaunched the Fashion to Figure business with 8 stores and through its eCommerce platform in early February. The Company hired certain former employees of Fashion to Figure, including members of the design, merchandising, eCommerce and the field management teams, who joined the Company during the fourth quarter of fiscal year 2017.

Outlook:

Regarding expectations for fiscal year 2018, the Company continues to focus on improving its operating results to drive increases in both annual operating income and EBITDA. As the Company enters the Spring season, the combined effects of the calendar shifts from the 53rd week in 2017 and new revenue recognition accounting standards will have an impact on the individual quarterly results, and as such, the Company will provide commentary on the overall Spring season, which combines the first and second quarters of fiscal year 2018, in addition to more detailed commentary on first quarter metrics.

For the Spring season, combined first and second quarter of fiscal year 2018, the Company expects non-GAAP operating income to be in the range of $3 million to $5 million, excluding the impact of non-operating charges of $0.6 million primarily related to severance, resulting from the Company’s recently completed streamlining of its corporate office support functions, as compared to the prior year non-GAAP operating income of $1.2 million. Adjusted EBITDA for the Spring season, excluding the aforementioned charge for severance, is expected to be in the range of $15 million to $17 million, as compared to adjusted EBITDA of $12.8 million for the prior Spring season after excluding non-operating charges and benefits.

For the first quarter the Company expects non-GAAP operating income to be in the range of $2 million to $3 million excluding the impact of non-operating charges of $0.6 million primarily related to severance, resulting from the Company’s recently completed streamlining of its corporate office support functions, as compared to a non-GAAP operating loss of $2.3 million in the prior year. Adjusted

EBITDA for the first quarter is expected to be in the range of $8 million to $9 million, excluding the impact of the aforementioned non-operating charges of $0.6 million, as compared to $3.8 million of adjusted EBITDA in the prior year period. The first quarter guidance reflects the following:

•                  Net sales are expected to increase in the low to mid-single-digit percentage range, reflecting the combined effect of the shift of the calendar due to the 53rd week in 2017, and growth in eCommerce sales, partially offset by a reduced store count. As it relates to the calendar shift, an important pre-Mother’s Day week is moving out of the second quarter and into the first quarter benefiting sales and profits during the first quarter, but this shift will negatively impact the second quarter, as compared to last year.

•                  Comparable store sales, which are shifted to compare like calendar weeks, are expected to increase in the low single-digit percentage range.

•                  Gross margin on a GAAP basis is expected to be up 150 basis points to 200 basis points reflecting reductions in home office payroll costs driven by the ongoing benefits of Project Excellence and reductions in occupancy costs due to the Company’s aggressive real estate negotiations, partially offset by increased shipping costs associated with the growing omni-channel business.

•                  Selling, general and administrative expenses as a percent of sales on a GAAP basis are expected to decrease by approximately 100 basis points versus the prior year’s first quarter. This reflects the Company’s continued efforts to increase efficiency and reduce home office payroll costs through a recently completed rationalization of the Company’s corporate support functions, partially offset by increases in selling expenses driven by increases in eCommerce variable costs and performance-based compensation accruals, which are anticipated this year based upon the Company’s improved operating results.

Additional Outlook:

•                  During the first quarter of fiscal year 2018, the Company expects to prepay the remaining outstanding balance on its Term Loan in the amount of $11.5 million, which matures in October 2019. The prepayment will save approximately $0.5 million of interest expense for the remainder of fiscal year 2018 and save $1 million of interest expense over the remaining term. The prepayment is expected to be funded with the Company’s existing cash balances.

•                  Total inventory at the end of the first quarter is expected to be up in the mid-single-digit percentage as compared to the prior year first quarter, reflecting timing differences due to the shift in calendar from the 53rd week in 2017.

•                  Capital expenditures for the first quarter of fiscal year 2018 are projected to be approximately $2 million to $4 million, as compared to $2.1 million of capital expenditures in the first quarter of last year, reflecting continued investments in the Company’s information technology and omni-channel infrastructure, and real estate remodel/refresh activity. For the full year, capital expenditures are expected to be below the prior year at $10 million to $12 million, including capital required for the Company’s new Fashion to Figure business.

•                  Depreciation expense for the first quarter of fiscal year 2018 is estimated to be approximately $5 million and the full year is expected to be approximately $22 million.

•                  During the first quarter of fiscal year 2018, the Company expects to open 8 Fashion to Figure stores, convert 1 existing New York & Company store to an Outlet store, remodel/refresh 5 existing stores, and close 8 stores, including 1 Outlet store.

•                  For fiscal year 2018, the Company expects to open approximately 5 New York & Company stores and 1 new Outlet store, open 8 Fashion to Figure stores, convert 1 existing New York & Company store to an Outlet store, remodel/refresh 11 existing stores, and close 35 stores to 45 stores, ending the fiscal year with roughly 401 stores to 411 stores, and approximately 2.0 million selling square feet.

Comparable Store Sales:

A store is included in the comparable store sales calculation after it has completed 13 full fiscal months of operations from the store’s opening date or once it has been reopened after remodeling if the gross square footage did not change by more than 20%. Sales from the Company’s eCommerce store, including Fashion to Figure eCommerce sales, and private label credit card royalties and related revenue are included in comparable store sales. Fashion to Figure retail locations are not included in comparable store sales calculations until they complete 13 full fiscal months of operation. In addition, in a year with 53 weeks, sales in the last week of the year are not included in determining comparable store sales.

Conference Call Information

A conference call to discuss fourth quarter and fiscal year 2017 results is scheduled for today, Thursday, March 22, 2018 at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (866) 548-4713 and reference conference ID number 2402229 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at www.nyandcompany.com. A replay of this call will be available at 7:30 p.m. Eastern Time on March 22, 2018 until 11:59 p.m. Eastern Time on March 29, 2018 and can be accessed by dialing (844) 512-2921 and entering conference ID number 2402229.

As a supplement to this press release, slides with information regarding the fourth quarter and fiscal year 2017 results and outlook for 2018 will also be available at: www.nyandcompany.com at approximately 4:20 p.m. Eastern Time on Thursday, March 22, 2018.

About New York & Company

New York & Company, Inc. is an omni-channel women’s fashion retailer designing on-trend and versatile collections at a great value. The specialty retailer, first incorporated in 1918, has grown to now operate 432 retail and outlet locations in 37 states while also growing a substantial eCommerce business. Its branded merchandise, including collaborations with Eva Mendes and Gabrielle Union, is sold exclusively at these locations and online at www.nyandcompany.com. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

Investor Contact:

ICR, Inc.

(203) 682-8200

Investor: Allison Malkin

Forward-looking Statements

This press release contains certain forward-looking statements, including statements made within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies. Such statements, including information under “Outlook” and “Additional Outlook” above, are subject to various risks and uncertainties that could cause actual results to differ materially. These include, but are not limited to: (i) the Company’s dependence on mall traffic for its sales and the continued reduction in the volume of mall traffic; (ii) the Company’s ability to anticipate and respond to fashion trends; (iii) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (iv) changes in the cost of raw materials, distribution services or labor; (v) the potential for economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (vi) the Company’s ability to open and operate stores successfully; (vii) seasonal fluctuations in the Company’s business; (viii) competition in the Company’s market, including promotional and pricing competition; (ix) the Company’s ability to retain, recruit and train key personnel; (x) the Company’s reliance on third parties to manage some aspects of its business; (xi) the Company’s reliance on foreign sources of production; (xii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiii) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the Company by its sponsors and any potential change of ownership of those sponsors; and (xvi) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

Exhibit (1)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	14-weeks ended February 3, 2018	% of net sales	13-weeks ended January 28, 2017	% of net sales
Net sales	$278,713	100.0%	$266,323	100.0%

Cost of goods sold, buying and occupancy costs	196,467	70.5%	193,265	72.6%

Gross profit	82,246	29.5%	73,058	27.4%

Selling, general and administrative expenses	77,240	27.7%	82,280	30.9%

Operating income (loss)	5,006	1.8%	(9,222)	(3.5)%

Interest expense, net of interest income	137	—%	310	0.1%

Income (loss) before income taxes	4,869	1.8%	(9,532)	(3.6)%

Provision for income taxes	122	0.1%	456	0.2%

Net income (loss)	$4,747	1.7%	$(9,988)	(3.8)%

Basic earnings (loss) per share	$0.07		$(0.16)

Diluted earnings (loss) per share	$0.07		$(0.16)

Weighted average shares outstanding:
Basic shares of common stock	63,452		63,226
Diluted shares of common stock	64,690		63,226

Selected operating data:

(Dollars in thousands, except square foot data)
Comparable store sales increase (decrease)	3.0%	(0.4)%
Net sales per average selling square foot (a)	$123	$109
Net sales per average store (b)	$617	$556
Average selling square footage per store (c)	5,026	5,080
Ending store count	432	466

(a)  Net sales per average selling square foot is defined as net sales divided by the average of beginning and monthly end of period selling square feet.

(b)  Net sales per average store is defined as net sales divided by the average of beginning and monthly end of period number of stores.

(c)  Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (2)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share amounts)	53-weeks ended February 3, 2018	% of net sales	52-weeks ended January 28, 2017*	% of net sales
	(Unaudited)

Net sales	$926,868	100.0%	$929,081	100.0%

Cost of goods sold, buying and occupancy costs	644,041	69.5%	665,102	71.6%

Gross profit	282,827	30.5%	263,979	28.4%

Selling, general and administrative expenses	275,899	29.8%	279,362	30.1%

Operating income (loss)	6,928	0.7%	(15,383)	(1.7)%

Interest expense, net of interest income	815	0.1%	1,235	0.1%

Income (loss) before income taxes	6,113	0.6%	(16,618)	(1.8)%

Provision for income taxes	438	—%	673	0.1%

Net income (loss)	$5,675	0.6%	$(17,291)	(1.9)%

Basic earnings (loss) per share	$0.09		$(0.27)

Diluted earnings (loss) per share	$0.09		$(0.27)

Weighted average shares outstanding:
Basic shares of common stock	63,273		63,356
Diluted shares of common stock	64,054		63,356

Selected operating data:

(Dollars in thousands, except square foot data)
Comparable store sales increase (decrease)	1.0%	(0.7)%
Net sales per average selling square foot (a)	$401	$375
Net sales per average store (b)	$2,019	$1,920
Average selling square footage per store (c)	5,026	5,080

(a)  Net sales per average selling square foot is defined as net sales divided by the average of beginning and monthly end of period selling square feet.

(b)  Net sales per average store is defined as net sales divided by the average of beginning and monthly end of period number of stores.

(c)  Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

*                 Derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2017.

Exhibit (3)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(Amounts in thousands)	February 3, 2018	January 28, 2017*
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$90,908	$88,369
Accounts receivable	12,528	11,837
Income taxes receivable	115	144
Inventories, net	84,498	78,044
Prepaid expenses	16,447	18,746
Other current assets	1,924	824
Total current assets	206,420	197,964

Property and equipment, net	77,906	87,070
Intangible assets	17,125	14,879
Other assets	1,505	1,675
Total assets	$302,956	$301,588
Liabilities and stockholders’ equity
Current liabilities:
Current portion—long-term debt	$841	$841
Accounts payable	70,089	68,068
Accrued expenses	70,677	69,294
Income taxes payable	28	174
Total current liabilities	141,635	138,377

Long-term debt, net of current portion	10,644	11,485
Deferred rent	27,217	30,039
Other liabilities	36,599	42,518
Total liabilities	216,095	222,419

Total stockholders’ equity	86,861	79,169
Total liabilities and stockholders’ equity	$302,956	$301,588

*                 Derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2017.

Exhibit (4)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)	53-weeks ended February 3, 2018	52-weeks ended January 28, 2017*
	(Unaudited)
Operating activities
Net income (loss)	$5,675	$(17,291)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	21,729	22,786
Loss from impairment charges	997	1,197
Amortization of deferred financing costs	189	189
Share-based compensation expense	2,223	3,404
Changes in operating assets and liabilities:
Accounts receivable	(691)	(3,629)
Income taxes receivable	29	(97)
Inventories, net	(6,454)	9,733
Prepaid expenses	2,299	696
Accounts payable	2,021	(14,157)
Accrued expenses	1,242	16,082
Income taxes payable	(146)	(65)
Deferred rent	(2,822)	(4,312)
Other assets and liabilities	(5,113)	34,224
Net cash provided by operating activities	21,178	48,760

Investing activities
Capital expenditures	(12,530)	(18,308)
Acquisition of Fashion to Figure intangible assets	(2,246)	—
Acquisition of Fashion to Figure fixed assets	(176)	—
Net cash used in investing activities	(14,952)	(18,308)

Financing activities
Repayment of long-term debt	(1,000)	(1,000)
Purchase of treasury stock	(623)	(1,079)
Proceeds from exercise of stock options	—	121
Shares withheld for payment of employee payroll taxes	(388)	(312)
Principal payments on capital lease obligations	(1,676)	(1,245)
Net cash used in financing activities	(3,687)	(3,515)

Net increase in cash and cash equivalents	2,539	26,937
Cash and cash equivalents at beginning of period	88,369	61,432
Cash and cash equivalents at end of period	$90,908	$88,369
Supplementary non-cash investing activities
Non-cash capital lease transactions	$856	$3,914

*                 Derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2017.

Exhibit (5)

New York & Company, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

A reconciliation of the Company’s GAAP to non-GAAP financial statement information for the 14-weeks ended February 3, 2018 and the 13-weeks ended January 28, 2017 is indicated below. This information reflects, on a non-GAAP basis, the Company’s adjusted operating results after excluding certain non-operating adjustments. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses and credits that the Company believes are not indicative of the Company’s continuing operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, measures of financial performance prepared in accordance with GAAP.

	14-weeks ended February 3, 2018
(Amounts in thousands, except per share amounts)	Cost of goods sold, buying and occupancy costs	Gross profit	Selling, general and administrative expenses	Operating income	Net income	Earnings per diluted share
GAAP as reported	$196,467	$82,246	$77,240	$5,006	$4,747	$0.07
Adjustments affecting comparability
Certain severance expense accrual reversal	(6)	(6)	—	(6)	(6)
Certain executive relocation expense	—	—	39	39	39
Consulting expense	—	—	291	291	291
Legal settlement fees net accrual reversal	—	—	(74)	(74)	(74)
Total adjustments (1)	(6)	(6)	256	250	250	0.01
Non-GAAP as adjusted	$196,473	$82,240	$76,984	$5,256	$4,997	$0.08

	13-weeks ended January 28, 2017
(Amounts in thousands, except per share amounts)	Cost of goods sold, buying and occupancy costs	Gross profit	Selling, general and administrative expenses	Operating loss	Net loss	Loss per diluted share
GAAP as reported	$193,265	$73,058	$82,280	$(9,222)	$(9,988)	$(0.16)
Adjustments affecting comparability
Legal settlement and fees (trademark infringement case)	—	—	6,200	6,200	6,200
Total adjustments (1)	—	—	6,200	6,200	6,200	0.10
Non-GAAP as adjusted	$193,265	$73,058	$76,080	$(3,022)	$(3,788)	$(0.06)

(1)             The tax effect of $0.3 million and $6.2 million of non-operating adjustments during the three months ended February 3, 2018 and January 28, 2017, respectively, is offset by a full valuation allowance against deferred tax assets.

Exhibit (6)

New York & Company, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

A reconciliation of the Company’s GAAP to non-GAAP financial statement information for the 53-weeks ended February 3, 2018 and the 52-weeks ended January 28, 2017 is indicated below. This information reflects, on a non-GAAP basis, the Company’s adjusted operating results after excluding certain non-operating adjustments. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses and credits that the Company believes are not indicative of the Company’s continuing operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, measures of financial performance prepared in accordance with GAAP.

	53-weeks ended February 3, 2018
(Amounts in thousands, except per share amounts)	Cost of goods sold, buying and occupancy costs	Gross profit	Selling, general and administrative expenses	Operating income	Net income	Earnings per diluted share
GAAP as reported	$644,041	$282,827	$275,899	$6,928	$5,675	$0.09
Adjustments affecting comparability
Certain severance expense	336	336	571	907	907
Certain executive relocation expense	—	—	502	502	502
Consulting expense	—	—	1,486	1,486	1,486
Legal settlement fees net accrual reversal	—	—	(2,125)	(2,125)	(2,125)
Total adjustments (1)	336	336	434	770	770	0.01
Non-GAAP as adjusted	$643,705	$283,163	$275,465	$7,698	$6,445	$0.10

	52-weeks ended January 28, 2017
(Amounts in thousands, except per share amounts)	Cost of goods sold, buying and occupancy costs	Gross profit	Selling, general and administrative expenses	Operating loss	Net loss	Loss per diluted share
GAAP as reported	$665,102	$263,979	$279,362	$(15,383)	$(17,291)	$(0.27)
Adjustments affecting comparability
Net legal settlement and fees (Includes $6.2M reserve for trademark infringement case)	—	—	5,727	5,727	5,727
Total adjustments (1)	—	—	5,727	5,727	5,727	0.09
Non-GAAP as adjusted	$665,102	$263,979	$273,635	$(9,656)	$(11,564)	$(0.18)

(1)             The tax effect of $0.8 million and $5.7 million of non-operating adjustments during the twelve months ended February 3, 2018 and January 28, 2017, respectively, is offset by a full valuation allowance against deferred tax assets.